As filed with the Securities and Exchange Commission on April 9, 2009	File No. 333-124999

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
EMAGEON INC.

(Exact name of registrant as specified in its charter)

Delaware	63-1240138

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1200 Corporate Drive, Suite 200 Birmingham, Alabama	35242

(Address of Principal Executive Offices)	(Zip Code)
EMAGEON INC. 2005 EQUITY INCENTIVE PLAN
EMAGEON INC. 2005 NON-EMPLOYEE DIRECTOR STOCK INCENTIVE PLAN
EMAGEON INC. 2000 EQUITY COMPENSATION PLAN
IMAGEON SOLUTIONS, INC. 2000 EQUITY INCENTIVE PLAN
ULTRAVISUAL MEDICAL SYSTEMS CORPORATION 2000 STOCK OPTION PLAN

(Full title of the plan)

Stephen N. Kahane, M.D., M.S.
President and Chief Executive Officer
20 Guest Street
Boston, Massachusetts 02135
(617) 779-7878

(Name, address and telephone number, including area code, of agent for service)
with a copy to:
John R. Pomerance, Esq.
Megan N. Gates, Esq.
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, Massachusetts 02111
(617) 542-6000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

DERGISTRATION OF UNSOLD SECURITIES
     Emageon Inc., a Delaware corporation (the “Company”), is filing this post-effective amendment to deregister certain securities that were originally registered pursuant to the Company’s Form S-8 Registration Statement no. 333-124999, filed on May 17, 2005 (the “Registration Statement”), pursuant to which the Company registered 8,683,095 shares of its common stock, par value $0.001 per share, for issuance under the following plans:
Emageon Inc. 2005 Equity Incentive Plan
Emageon Inc. 2005 Non-Employee Director Stock Incentive Plan
Emageon Inc. 2000 Equity Compensation Plan
Imageon Solutions, Inc. 2000 Equity Incentive Plan
Ultravisual Medical Systems Corporation 2000 Stock Option Plan
     On February 23, 2009, the Company entered into an Agreement and Plan of Merger (the “Agreement”) with AMICAS, Inc., a Delaware corporation (“AMICAS”), and AMICAS Acquisition Corp., a Delaware corporation (the “Purchaser”). The Agreement contemplated that the Purchaser would merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of AMICAS (the “Merger”). The Merger became effective on April 2, 2009 (the “Effective Date”) as a result of filing a certificate of merger with the Secretary of State of the State of Delaware.
     As of the Effective Date, each share of common stock of the Company issued and outstanding immediately prior to the Merger was cancelled and (other than the shares held in the treasury of the Company or owned by AMICAS or any wholly-owned subsidiary of AMICAS or the Company or held by stockholders who properly exercised dissenters’ appraisal rights under Delaware law) converted into the right to receive $1.82 per share, without interest thereon and less any required withholding taxes.
     As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. The Company hereby removes from registration the securities of the Company registered but unsold under the Registration Statement.
     Accordingly, pursuant to the undertakings contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, the Company is filing this post-effective amendment to the Registration Statement to deregister any and all shares of Common Stock previously registered under the Registration Statement that remain unsold.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to be believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on this 9th day of April, 2009.

EMAGEON INC.
By:	/s/ Stephen N. Kahane
Stephen N. Kahane, M.D., M.S.
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on April 9, 2009.

/s/ Stephen N. Kahane	Director, President and Chief Executive Officer

Stephen N. Kahane, M.D., M.S.	Principal Executive Officer

/s/ Kevin Burns	Director, Chief Financial Officer

Kevin Burns	Principal Financial and Accounting Officer

/s/ Craig Newfield	Director

Craig Newfield